Exhibit 99.1

Global Cash Access Announces Fourth Quarter and Full-Year 2006 Financial Results

        Revenue of $141.9 million and Adjusted Diluted Cash EPS of $0.17 in Q4

        Revenue of $548.1 million and Adjusted Diluted Cash EPS of $0.64 in 2006

    LAS VEGAS--(BUSINESS WIRE)--Feb. 8, 2007--Global Cash Access
Holdings, Inc. ("GCA" or the "Company") (NYSE:GCA) today announced preliminary, unaudited financial results for the quarter and year ended December 31, 2006.

    Summary Non-GAAP Results

    For the quarter ended December 31, 2006, revenues were $141.9 million, an increase of 23.0% over the $115.4 million in revenues recorded in the same quarter last year. Adjusted Cash Earnings were $13.6 million in Q4 2006 as compared to $11.1 million in Q4 2005, an increase of 21.8%. Adjusted Cash Earnings per diluted share were $0.17 in Q4 2006 (on 82.0 million diluted shares) as compared to $0.14 in Q4 2005 (on 81.7 million diluted shares). Adjusted EBITDA was $27.1 million in Q4 2006, an increase of 13.4% from Adjusted EBITDA of $23.8 million in the same period in 2005.

    "The fourth quarter of 2006 was a strong finish to a great year in which we met the financial, product and new market targets we set for ourselves," commented Kirk Sanford, President and Chief Executive Officer of GCA. "From a financial perspective, we delivered adjusted cash EPS that was right in line with the guidance we gave at the outset of the year. From a product perspective, we doubled the penetration of 3-in-1 enabled redemption kiosks; received approval for EDITH enabling us to serve much of the large Native American gaming market; and launched the Arriva Card with great customer acceptance and utilization. From a new market perspective, we have positioned ourselves to participate in Macau and Pennsylvania in 2007, and we anticipate announcing entry into other new markets in the first half of 2007."

    "In 2006, GCA generated significant free cash flow even in the face of capital expenditures that doubled," said Harry Hagerty, GCA's Chief Financial Officer. "We used much of that free cash flow to pay off nearly $47 million in debt, bringing leverage to 2.6x at year-end. In addition, we refinanced our remaining bank debt at lower rates and with improved flexibility."

    Recent Highlights



-- Recorded revenue of $141.9 million, the highest quarterly total ever recorded by the Company.
-- Significant increases in key metrics:
   -- Same store surcharge revenue up 11.4%
   -- Cash advance dollars disbursed up 21.4%
   -- ATM transaction volume up 17.9%.
-- Renewed contract with Foxwoods Resort Casino
-- Extended contract with Harrah's Entertainment
-- 3-in-1 Enabled QuickJack(TM) Plus Redemption Kiosk installations reached 423 as of December 31, 2006.
-- Installed seven EDITH kiosks at Casino Pauma.
-- Signed agreement with Galaxy StarWorld, our first customer in
   Macau.
-- Arriva Card rollout continued (statistics as of January 31, 2007):
    -- 3,594 accounts
    -- $15.4 million in Arriva Card transaction volume
    -- Average cash advance transaction amount of $978 vs. $628 on non-Arriva cards.


    GAAP Quarterly and Year End Results

    For the fourth quarter of 2006, total revenues were $141.9 million, an increase of 23.0% over the fourth quarter of 2005. Operating Income (including non-cash compensation expense) in the fourth quarter of 2006 was $22.2 million, an increase of 4.3% from the same period in 2005. Net income in the fourth quarter of 2006 was $5.6 million, up 34.7% from $4.1 million in the fourth quarter of 2005. Diluted earnings per share were $0.07 in the fourth quarter of 2006 (on 82.0 million diluted shares) as compared to $0.05 in the fourth quarter of 2005 (on 81.7 million diluted shares). Included within interest expense in the fourth quarter is the write-off of $3.4 million of deferred financing costs associated with the Company's senior secured credit facilities. The write-off was triggered by the refinancing entered into in November 2006.

    For the year ended December 31, 2006, total revenues were $548.1 million, an increase of 20.7% over 2005. Operating Income (including non-cash compensation expense) in 2006 was $85.2 million, an increase of 3.5% from the same period in 2005. Net income in 2006 was $26.6 million, up 17.8% from $22.6 million in 2005. Diluted earnings per share were $0.32 for 2006 (on 81.9 million diluted shares) as compared to $0.30 for 2005 (on 74.5 million diluted shares).

    Fourth Quarter Results of Operations

    Total revenues in the fourth quarter of 2006 were $141.9 million, an increase of 23.0% from revenues of $115.4 million in the fourth quarter of 2005. Same store revenues for Cash Advance and ATM surcharge increased 11.4% in the fourth quarter of 2006.

    The following is a comparison of selected revenue components for the fourth quarter of 2006 to the same period in 2005:

    -- Cash advance revenues were up 24.9%, from $60.0 million to $75.0 million. Cash disbursed increased 21.4%, from $1.20 billion to $1.46 billion. The number of transactions increased 14.8%, from 2.3 million to 2.6 million. The average transaction amount increased from $524.40 to $554.37. The average fee increase from 5.00% to 5.14%. Average revenue per transaction increased 8.8% from $26.22 to $28.52.

    -- ATM revenues increased 20.9%, from $46.7 million to $56.5 million. The number of transactions increased 17.9% from 14.9 million to 17.6 million. Cash disbursed was $3.16 billion compared to $2.57 billion, an increase of 22.8%. Average revenue per transaction increased 2.6% from $3.13 to $3.21.

    -- Check services revenues were $7.3 million, an increase of 16.7%. The face amount of checks warranted increased by 13.4%, from $289.7 million to $328.4 million. The number of check warranty transactions grew 7.9%, from 1.14 million to 1.23 million. The average face amount per check warranted grew from $254.23 to $267.08, an increase of 5.1%. The average check warranty fee increased from 2.01% to 2.12%. Average check warranty revenue per transaction increased from $5.11 to $5.67.

    -- Central Credit and other revenues increased 34.2%, from $2.3 million to $3.1 million.

    Cost of revenues increased 27.8% in the fourth quarter of 2006 to $100.8 million from $78.9 million in the fourth quarter of 2005. Commissions, the largest component of cost of revenues, increased 29.3%. Interchange increased 25.3%, driven largely by the increase in cash advance volumes.

    Operating expenses in the fourth quarter of 2006 were $16.5 million. Operating expenses, excluding non-cash compensation expense, were $14.1 million in the current quarter, an increase of 11.1% from operating expenses of $12.7 million in the fourth quarter of 2005.

    Depreciation and amortization expense declined 5.8% from $2.6 million in the fourth quarter of 2005 to $2.4 million in the fourth quarter of 2006.

    Interest income was $0.9 million in the fourth quarter of 2006, an increase of 11.1% from the comparable 2005 period.

    Interest expense in the fourth quarter of 2006 was $10.2 million as compared to $10.8 million in the fourth quarter of 2005. Interest expense on the Company's borrowings declined $1.4 million due to the lower level of outstanding indebtedness in the fourth quarter of 2006, offset by higher interest rates on the floating rate portion of that indebtedness. Interest expense on the Company's ATM funds increased 27.9% from $3.2 million in Q4 2005 to $4.1 million in Q4 2006, due primarily to increases in the LIBOR rate on which those funds are priced. In the fourth quarter of 2006, we incurred $3.4 million of write-off of deferred financing costs in connection with the refinancing of our senior secured credit facility. In the 2005 quarter, we incurred $9.5 million of such expenses in connection with the early retirement of $82.3 million of the Company's senior subordinated notes.

    Income tax expense in the fourth quarter of 2006 was $3.9 million. The Company's provision in the fourth quarter of 2006 is based on an expected effective rate for all of 2006 of 38.8%. The increase in the expected effective rate for the year resulted from the write-off of the deferred financing costs in the fourth quarter.

    Arriva Card

    Arriva Card revenues in the fourth quarter of 2006 were $312 thousand. Cost of revenues and operating expenses for Arriva Card in the quarter were $1.7 million. Operating loss from Arriva operations was $1.3 million.

    Receivables held by the Company's financing partner were $9.9 million at December 31, 2006. No receivables had been sold by the financing partner to the Company's Arriva Card subsidiary as of that date.

    Balance Sheet

    At December 31, 2006, the Company had cash and cash equivalents of $41.5 million. Settlement receivables were $137.0 million and settlement liabilities were $136.1 million.

    Total borrowings at December 31, 2006 were $274.5 million, consisting of $121.7 million of borrowings under the Company's senior secured credit facilities and $152.8 million face amount of 8 3/4% senior subordinated notes. During the fourth quarter of 2006, the Company completed a refinancing of the senior secured credit facility and made a $40.0 million net repayment on the term loan component of its senior secured credit facilities.

    The Company made investments in property, equipment and intangible assets of $3.1 million during the three months ended December 31, 2006, which include ATM and other casino floor equipment as well as purchases of computer and communications hardware and software. The Company made investments in property, equipment and intangible assets of $2.8 million during the three months ended December 31, 2005, which include purchases of equipment, computer and communications hardware and software.

    Financial Guidance

    For the full year of fiscal 2007, the Company currently expects revenues in a range of $641 million to $652 million and adjusted diluted cash EPS in a range of $0.75 to $0.77 per share. This expectation is based on assumed same-store surcharge growth in the range of 9.0% for the year. While recent trends in same store surcharges have been higher, the Company believes it is prudent to forecast the year at levels closer to longer-term historical trends. Also impacting 2007 expectations is an increase in stock-based compensation expense of approximately $0.02 per share and a forecasted loss from Arriva operations of $0.02 per share. The Company expects revenue and earnings to be higher in the second half of the year than in the first, as new business commencement - particularly in Pennsylvania and Macau, will be weighted to the second half of the year.

    For the first quarter of fiscal 2007, the Company currently expects revenues in a range of $145 million to $147 million and adjusted diluted cash EPS of approximately $0.17.

    Full year and first quarter figures are based on an assumption of
83.0 million diluted shares outstanding. The forecast assumes no share repurchases in 2007.

    This financial guidance is given as of the date hereof and is based on factors and circumstances known to the Company at this time. Such factors and circumstances may change, and such changes may have an impact on the Company's financial outlook. The Company is under no obligation to update its financial guidance.

    Audit of Financial Statements

    The audit of the financial statements for the full year 2006 has not been completed. Adjustments to the financial statements presented herein may occur as a result of the audit process. As a result, financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2006, may differ from those presented herein.

    Non-GAAP Financial Information

    In order to enhance investor understanding of the underlying trends in our business and to provide for better comparability between periods in different years, the Company is providing adjusted results on a supplemental basis. Adjusted results in the fourth quarter of 2006 exclude $2.4 million of stock-based compensation expense. In addition, the Company uses certain non-GAAP measures of financial performance. Reconciliations between GAAP measures and non-GAAP measures and between actual results and adjusted results are provided at the end of this press release.

    None of EBITDA, Adjusted EBITDA, Adjusted Net Income or Adjusted Cash Earnings is a measure of financial performance under United States generally accepted accounting principles ("GAAP"). Accordingly, none of them should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Cash Earnings are widely-referenced financial measures in the financial markets. In addition, the Company has identified certain adjustments to its financial results that address income or expenses that the Company believes are unusual or non-recurring in nature. The Company believes that referencing EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Cash Earnings and identifying unusual or non-recurring items is helpful to investors. Reconciliations between GAAP and non-GAAP measures and between actual and adjusted financial results are presented elsewhere in this press release.

    Cautionary Note Regarding Forward-Looking Statements

    This press release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as "going forward," "believes," "intends," "expects," "forecasts," "anticipate," "plan," "seek," "estimate" and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation all of the assumptions and forecasts given in the section of this release entitled "Financial Guidance."

    Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

    -- our failure to correctly predict increases in revenue due to inaccuracies in our assumptions, our inability to execute on business opportunities or other reasons;

    -- our failure to correctly predict future gross margins and operating expenses due to inaccuracies in our assumptions, our inability to control expenses or other reasons;

    -- our failure to correctly anticipate our capital spending in 2007, which would affect the level of depreciation expense and the level of cash available for debt repayment;

    -- our failure to anticipate other uses of our cash which could prevent us from repaying debt as anticipated;

    -- our inability to correctly predict the future levels of interest rates;

    -- changes in income tax rates in the jurisdictions in which we operate;

    -- challenges by the Internal Revenue Service to the tax step-ups that contribute to the bulk of our deferred tax asset;

    -- unanticipated changes in the amount of our diluted common shares outstanding; and

    -- unanticipated expenses or other contingencies incurred in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

    The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our filings with the Securities and Exchange Commission, including, without limitation, our registration statement on Form S-1 (No. 333-133996), our Annual Report filed on Form 10-K (No. 001-32622) and our quarterly reports on Form 10-Q, and are based on information available to us on the date hereof. We do not intend, and assume no obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

    About Global Cash Access Holdings, Inc.

    Las Vegas-based Global Cash Access Holdings, Inc. is a holding company whose principal asset is the stock of Global Cash Access, Inc., a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company's Web site at www.globalcashaccess.com.



          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (amounts in thousands, except per share)
                             (unaudited)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------
REVENUES:
  Cash advance                   $74,978  $60,047  $287,053  $235,055
  ATM                             56,484   46,730   221,727   182,291
  Check services                   7,289    6,245    29,166    26,376
  Central Credit and other
   revenues                        3,136    2,337    10,202    10,358
                                --------- -------- --------- ---------

           Total revenues        141,887  115,359   548,148   454,080

  Cost of revenues              (100,778) (78,861) (389,251) (309,002)
  Operating expenses             (16,503) (12,652)  (63,812)  (50,685)
  Amortization                    (1,337)  (1,368)   (5,520)   (5,295)
  Depreciation                    (1,077)  (1,195)   (4,369)   (6,814)
                                --------- -------- --------- ---------

OPERATING INCOME                  22,192   21,283    85,196    82,284
                                --------- -------- --------- ---------

INTEREST INCOME (EXPENSE), NET
  Interest income                    904      814     3,484     1,815
  Interest expense               (10,235) (10,755)  (42,098)  (44,165)
  Loss on early extinguishment
   of debt                        (3,417)  (9,529)   (3,417)   (9,529)
                                --------- -------- --------- ---------

           Total interest income
            (expense), net       (12,748) (19,470)  (42,031)  (51,879)
                                --------- -------- --------- ---------

INCOME BEFORE INCOME TAX
 (PROVISION) BENEFIT AND
 MINORITY OWNERSHIP LOSS           9,444    1,813    43,165    30,405

INCOME TAX (PROVISION) BENEFIT    (3,948)   2,268   (16,739)   (8,032)
                                --------- -------- --------- ---------

INCOME BEFORE MINORITY OWNERSHIP
 LOSS                              5,496    4,081    26,426    22,373

MINORITY OWNERSHIP LOSS, net of
 tax                                  55       39       183       218
                                --------- -------- --------- ---------

NET INCOME                        $5,551   $4,120   $26,609   $22,591
                                ========= ======== ========= =========


Earnings per share
  Basic                            $0.07    $0.05     $0.33     $0.49
                                ========= ======== ========= =========
  Diluted                          $0.07    $0.05     $0.32     $0.30
                                ========= ======== ========= =========

Weighted average number of
 common shares outstanding
  Basic                           81,699   81,405    81,641    45,643
  Diluted                         82,036   81,705    81,921    74,486




          GLOBAL CASH ACCESS HOLDINGS, INC. AND SUBSIDIARIES
 Reconciliation of Adjusted Cash Earnings and Adjusted Net Income to
       Net Income, and Adjusted EBITDA and EBITDA to Net Income
                        (amounts in thousands)
                             (unaudited)
----------------------------------------------------------------------

                                    Three Months      Twelve Months
                                        Ended              Ended
                                    December 31,       December 31,
                                  ----------------- ------------------
                                   2006     2005      2006     2005
                                  -------- -------- --------- --------

Adjusted EBITDA                   $27,050  $23,846  $105,086  $94,393

Minus:
         Non-cash compensation
          expense                  (2,444)       -    (9,141)       -
         Secondary offering costs       -        -      (660)       -
         Litigation settlement
          costs                         -        -      (200)       -

                                  -------- -------- --------- --------
EBITDA                            $24,606  $23,846   $95,085  $94,393
                                  ======== ======== ========= ========

Minus:
         Depreciation              (1,077)  (1,195)   (4,369)  (6,814)
         Amortization              (1,337)  (1,368)   (5,520)  (5,295)
         Interest expense         (10,235) (10,755)  (42,098) (44,165)
         Loss on early
          extinguishment of debt   (3,417)  (9,529)   (3,417)  (9,529)
         Income tax provision      (3,948)       -   (16,739)  (8,032)

Plus:
         Interest income              904      814     3,484    1,815
         Minority ownership loss,
          net of tax                   55       39       183      218
         Income tax benefit             -    2,268         -        -

                                  -------- -------- --------- --------
Net Income                         $5,551   $4,120   $26,609  $22,591
                                  ======== ======== ========= ========
Minus:
         Deferred tax asset
          adjustment                    -   (3,047)        -   (3,047)

Plus:
         Non-cash compensation
          expense, net of tax       1,496        -     5,598        -
         Loss on early
          extinguishment of debt,
          net of tax                2,093    6,099     2,093    6,099
         Secondary offering
          costs, net of tax             -        -       660        -
         Litigation settlement
          costs, net of tax             -        -       122        -

                                  -------- -------- --------- --------
Adjusted Net Income                $9,140   $7,172   $35,082  $25,643
                                  ======== ======== ========= ========

Plus:
         Deferred tax
          amortization related to
          acquired goodwill         4,432    3,972    17,728   15,888

                                  -------- -------- --------- --------
Adjusted Cash Earnings            $13,572  $11,144   $52,810  $41,531
                                  ======== ======== ========= ========

Weighted average number of common
 shares outstanding
  Basic                            81,699   81,405    81,641   45,643
  Diluted                          82,036   81,705    81,921   74,486

Adjusted Cash Earnings per share
  Diluted                            0.17     0.14      0.64     0.56

    CONTACT: Global Cash Access Holdings, Inc.
             Harry Hagerty, CFO, 702-262-5003 (Investor Contact) or
             Katcher Vaughn & Bailey Communications
             Stephen A. Horton, 615-248-8202 (Media Contact)